Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — OCTOBER 15, 2014

SKYLINE REPORTS RESULTS FOR FIRST QUARTER

Skyline’s net sales for the first quarter of fiscal year 2015 were $57,429,000 as compared to $48,994,000 in the first quarter of fiscal 2014.

Net sales for Skyline’s housing segment were $47,740,000 in the first quarter of fiscal 2015 as compared to $36,434,000 in the first quarter of fiscal 2014.

Net sales for Skyline’s recreational vehicle segment were $9,689,000 in fiscal 2015’s first quarter as compared to $12,560,000 in the first quarter of fiscal 2014.

Skyline reported a net loss of $3,773,000 in the first quarter of fiscal 2015 as compared to net loss of $1,379,000 in the first quarter of fiscal 2014. On a per share basis, net loss was $.45 as compared to net loss of $.16 for the same period a year ago.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share and per share data)

	Three Months Ended
	August 31, (Unaudited)
	2014	2013
Net sales	$57,429	$48,994

Loss before income taxes	(3,773)	(1,379)
Benefit from income taxes	—	—

Net loss	$(3,773)	$(1,379)

Basic loss per share	$(.45)	$(.16)

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	August 31, (Unaudited)
	2014	2013
ASSETS
Cash, restricted cash and temporary cash investments	$2,995	$16,732
Accounts receivable	17,172	12,993
Note receivable, current	50	47
Inventories	12,952	9,851
Workers’ compensation security deposit	2,688	2,597
Other current assets	897	464

Total Current Assets	36,754	42,684
Note receivable, long-term	1,568	1,619
Property, Plant and Equipment, net	15,580	17,772
Other Assets	6,560	6,326

Total Assets	$60,462	$68,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$3,856	$3,721
Accrued liabilities	12,937	12,536

Total Current Liabilities	16,793	16,257

Long-Term Liabilities	13,655	7,872

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	90,518	104,776
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	30,014	44,272

Total Liabilities and Shareholders’ Equity	$60,462	$68,401